Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, MN 55402
612 758 5200 phone
612 758 6002 fax
www.fairisaac.com
July 3, 2007
Mr. Thomas E. Sandell
Sandell Asset Management
40 West 57th Street
New York, NY 10019
Dear Mr. Sandell:
Thank you for your recent letter dated June 29, 2007, and your thoughts regarding Fair Isaac.
We want you to know that the Board of Directors of Fair Isaac takes its oversight obligations seriously and regularly assesses, and closely monitors, the Company’s performance, strategic direction and alternatives.
We look forward to sharing our views on the Company’s performance, operations and opportunities with you and all Fair Isaac stockholders over the coming weeks and months with a view to advancing our shared goal of enhancing value for all stockholders.
Sincerely,
Mark N. Greene
Chief Executive Officer